Exhibit 3.64

                          ARTICLES OF ORGANIZATION
                              OF BATFISH, LLC

         The undersigned, a natural person of eighteen years of age or older, intending to organize a limited liability company pursuant to ss.ss. 7-80-203, Colorado Revised Statutes (C.R.S.), delivers these Articles of Organization to the Colorado Secretary of State for filing, and states as follows:

         1. The name of the limited liability company is Batfish, LLC

         2. The principal place of business of the limited liability company is 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

         3. The name, and the business address, of the registered agent for service of process on the limited liability company are The Corporation Company, 1675 Broadway, Denver, Colorado 80202.

         4. The management of the limited liability is vested in managers rather than members. The name(s) and business address(es) of the initial manager(s) are:

         Michael E. Maroone                 110 S.E. 6th Street
                                            Ft. Lauderdale, FL  33301

         Jonathan P. Ferrando               110 S.E. 6th Street
                                            Ft. Lauderdale, FL  33301

         5. The address to which the Secretary of State may send a copy of this document upon completion of filing (or to which the Secretary of State may return this document if filing is refused) is 1675 Broadway, Denver, Colorado 80202.